AMENDMENT NO. 2
TO
TAX BENEFIT PRESERVATION PLAN

AMENDMENT NO. 2 to TAX BENEFIT PRESERVATION PLAN (this "Amendment") between Ford Motor Company, a Delaware corporation (the "Company"), and Computershare Trust Company, N.A., as rights agent (the "Rights Agent") is effective on September 9, 2015.

WHEREAS, the Company and the Rights Agent are parties to a Tax Benefit Preservation Plan, originally dated as of September 11, 2009, as amended by Amendment No. 1 thereto effective September 11, 2012 (the "Plan");

WHEREAS, the Board of Directors of the Company deems it is advisable and in the best interests of the Company and its stockholders to amend certain provisions of the Plan;

WHEREAS, no Person (as defined in the Plan) has become an Acquiring Person (as defined in the Plan); and

WHEREAS, pursuant to and in accordance with Section 27 of the Plan, the Company desires to amend the Plan as set forth below.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.    Amendments.

(a)    Paragraph (a), clause (i) of Section 7 of the Plan is amended in its entirety to read as follows:

"(i) the Close of Business on September 30, 2018,"

(b)    Paragraph (a), clause (iv) of Section 7 of the Plan is amended in its entirety to read as follows:

"(iv) the final adjournment of the Company's 2016 annual meeting of stockholders if stockholder approval of this Plan has not been received prior to such time,"

(c)    Each of the Legend and Paragraph one of the Form of Right Certificate, attached as Exhibit B to the Plan, is amended so that the references to "September 30, 2015" are replaced with "September 30, 2018".

2.    Effect of this Amendment; Certification.  It is the intent of the parties that this Amendment constitutes an amendment of the Plan as contemplated by Section 27 thereof.  This Amendment shall be deemed effective as of the date hereof as if executed by both parties hereto on such date. Except as expressly provided in this Amendment, the terms of the Plan remain in full force and effect. The officer of the Company executing this Amendment hereby certifies to the

Rights Agent that the amendments and supplements to the Plan set forth in this Amendment are in compliance with the terms of Section 27 of the Plan, and the certification contained in this Section 2 shall constitute the certification required by Section 27 of the Plan.

3.    Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

4.    Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

5.    Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6.    Descriptive Headings. The captions herein are included for convenience of reference only, do not constitute a part of this Amendment and shall be ignored in the construction and interpretation hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.

FORD MOTOR COMPANY

By: /s/ Bradley M. Gayton
Name: Bradley M. Gayton
Title: Secretary

COMPUTERSHARE TRUST COMPANY, N.A.

By: /s/ Dennis V. Moccia
Name: Dennis V. Moccia
Title: Manager, Contract Administration

3